UNITED-GUARDIAN, INC.
Corporate Divisions	Mailing Address:
GUARDIAN LABORATORIES	P.O. BOX 18050
HAUPPAUGE, NY 11788
Corporate Headquarters:	TEL: (631) 273-0900
230 MARCUS BLVD.	FAX: (631) 273-0858
HAUPPAUGE, NY 11788	E-MAIL: pgc@u-g.com

Press Release	FOR IMMEDIATE RELEASE

UNITED-GUARDIAN REPORTS STRONG SECOND QUARTER SALES

Hauppauge, NY, August 12, 2008 – United-Guardian, Inc. (AMEX:UG) today reported that sales increased 7.3% for the second quarter of 2008 compared with the same quarter in 2007, with earnings equaling last year’s second quarter at $0.15 per share. Sales for the six-month period ended June 30, 2008 were down compared with the same period in 2007, however that was primarily due to a record first quarter in 2007.

Ken Globus, President of United-Guardian, stated, “Even though second quarter sales were higher this year than last, substantial increases in raw material, transportation, and energy costs have resulted in earnings for the two quarters being comparable. While year-to-date earnings are down slightly, they were still very strong at $0.32 per share, and our balance sheet remains extraordinarily strong, with a current ratio of 11.0 to 1. Based on sales in July, which were very encouraging, as well as our expectation that sales for the remainder of 2008 will be more consistent on a month-to-month basis than in 2007, we anticipate that sales and earnings for the second half of the year will continue at a higher rate than in 2007”.

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                                                                                                       Contact:   Robert S. Rubinger
                                                                                                                                       Public Relations
                                                                                                                                       (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE SIX AND THREE MONTHS ENDED

 JUNE 30, 2008 and JUNE 30, 2007

(UNAUDITED)

	SIX MONTHS ENDED		THREE MONTHS ENDED
	JUNE 30,		JUNE 30,
	2008	2007	2008	2007
Net sales	$6,002,238	$6,760,706	$2,971,039	$2,770,056
Costs and expenses:	3,888,811	4,127,115	1,992,316	1,821,895
Operating Income from
continuing operations	2,113,427	2,633,591	978,723	948,161
Other income	239,636	290,394	119,072	165,043
Income from continuing operations
before income taxes	2,353,063	2,923,985	1,097,795	1,113,204
Provision for income taxes	777,500	1,039,600	361,500	389,639
Income from continuing
operations	1,575,563	1,884,385	736,295	723,565
Income from discontinued
operations, net of income tax	--	10,930	--	11,705
Net Income	$1,575,563	$1,895,315	$736,295	$735,270
Earnings per common share
(Basic and Diluted):	$0.32	$0.38	$0.15	$0.15

Additional financial information can be found at the company’s web site at www.u-g.com.